EXHIBIT 99.1

       NetSol Technologies Ltd. (NetSol PK)– FISCAL YEAR ENDED JUNE 30, 2010

FINANCIAL HIGHLIGHTS

•	Revenues increased by 71% over the corresponding year of 2009
•	Gross profit margins increased to 71% of revenues over the FY ended June 30, 2010 compared to 42% in the corresponding year
•	Company posted net income of Rs. 952 million for the FY ended June 30, 2010 in comparison of Rs. 294 million in corresponding year ended June 30, 2009

NetSol PK posted revenues of Rs. 1.845 billion which represents an increase of 71% as compared to Rs. 1.081 billion reported last year. Gross profit in the year under review jumped to Rs. 1.315 billion as compared to Rs. 453 million reported in the corresponding year. During the current financial year ended June 30, 2010, the company posted net income of Rs. 952 million compared to Rs. 294 million in the year ago period. Earnings per share remained at Rs. 12.38 compared to an EPS of Rs. 4.12 reported in the corresponding year.